                                             March 15, 1998


Mr. Nicolas Dourassoff


France


Dear Mr. Dourassoff:

     This letter agreement sets forth the terms and conditions of your employment with Axiohm Transaction Solutions, Inc. ("the Company"). Please affix your signature to the enclosed copy of this letter to document your agreement with these terms and conditions and return the copy to me at your earliest convenience.

     1. POSITION. During your employment with the Company, you will serve as President and Chief Executive Officer of the Company. You agree to devote your full business time and attention to the duties of such office and you will use your best efforts to protect, encourage and promote the interests of the Company during your employment. You shall not during your employment be employed by, or, without the consent of the Board of Directors, be a director of, any other business and shall not take part in any activity detrimental to the businesses of the Company or any of its subsidiaries or associated companies, except as a board member of Ortel/Prosodie and Atlantic Zeiser or their parent companies. However, if Dourassoff should obtain consent of a co-chairman of the Board of the Company for any specific assignment required under those board members

     2. EFFECTIVE DATE. The effective date of this Agreement shall be May 15, 1998.

     3. COMPENSATION. As compensation for the services which you will render pursuant to this Agreement, you will receive the following payments and benefits:

          a. SALARY. You will be paid a salary of $200,000 for the first year of your employment hereunder. Such salary shall be subject to annual review by the Board of Directors of the Company during your employment in accordance with the usual review procedures from time-to-time in effect for senior management of the Company, but shall not in any event be less than $250,000 per annum for your second and succeeding years of employment.

          b. BONUS. You will be eligible for an annual target bonus of up to $75,000, the amount to be determined by the Board of Directors based on its evaluation of your and the Company's performance in each year. Your bonus for the first year shall be not less than $50,000.

Mr. Nicolas Dourassoff
March 15, 1998
Page 2


          c. STOCK OPTIONS. The Company shall grant you a stock option covering 120,000 shares of Company stock within three months of the effective date of this Agreement. The option price shall be equal to the market price of the shares on the date of grant. Such option shall vest in four equal annual installments, commencing with the first anniversary of the option grant. The other terms and conditions of the option shall be the same as employed by the Company for option grants to other senior officers.

          d. BENEFITS. You will be entitled to participate in all employee benefit plans and programs of the Company which are made available from time to time to senior officers of the Company, relating to medical care, disability, pension and Section 401(k) participation.

          e.   TUITION SUPPLEMENT:  $25,000 per year

          f. MOVING EXPENSES: including family trip and temporary accommodations

     4. EXPENSES. The Company will pay or reimburse you for any expenses you reasonably incur in furtherance of your duties hereunder upon submission of vouchers or itemized reports prepared in compliance with Company policies and as may be required in order to qualify such payments as proper deductions for tax purposes. The Company shall also lease or purchase an automobile for your use in the rendition of services hereunder and you shall be reimbursed for all expenses incurred in the business use of the automobile. The choice of an appropriate automobile shall be by mutual agreement between you and the Company with a maximum of $50,000.

     5. VACATION. You shall be entitled to four (4) weeks paid vacation during each year of the term of your employment.

     6. DISABILITY. Any physical or mental ailment which prevents you from performing the essential duties of your position hereunder for a period of more than 90 consecutive days and which is expected to be of permanent duration shall constitute total permanent disability hereunder. In the event of your permanent total disability, your employment will terminate and all rights, duties and obligations of both parties under this Agreement (other than your obligation of noncompetition and confidentiality under paragraph 9 hereof) shall cease and you shall be entitled to all the benefits then being provided to senior officers of the Company who become so disabled.

Mr. Nicolas Dourassoff
March 15, 1998
Page 3


     7. TERMINATION FOR CAUSE. The Company may terminate your employment at any time for cause upon a determination of the Board of Directors that such termination is appropriate after providing you notice of the proposed termination and an opportunity to present relevant information to the Board.
For purposes hereof, the term "cause" shall mean only (i) an act of personal dishonesty taken by you and intended to result in your personal enrichment at the expense of the Company; (ii) willful misconduct by you which is injurious to the Company; (iii) your conviction of a felony involving moral turpitude;
(iv) breach of your fiduciary duty of loyalty or (v) repeated or continued failures by you to perform your duties hereunder, which failures are not remedied by you in a reasonable period of time determined by the board, after receipt of written notice thereof from the Board of Directors of the Company. All obligations of the Company under this Agreement shall immediately cease upon termination of your employment for cause except for obligations involving accrued but unpaid compensation under this Agreement until such termination.

     8. SEVERANCE. The Company reserves the right to terminate your employment at any time without cause upon 30 days written notice. If your employment is terminated by the Company other than (a) for cause in accordance with paragraph 7 hereof, or (b) as a result of your permanent total disability in accordance with paragraph 6 hereof, the Company shall continue to pay you as severance and conditional upon your observance of the terms of Paragraph 9 and execution of a full general release in favor of the Company and all of its officers, directors, agents and employees, an amount equal to your base salary for a 12-month period from the date of termination if such termination occurs during the first six months of your employment hereunder, for a 9-month period if such termination occurs during the second six months of your employment, or for a 6-month period if such termination occurs after twelve months of employment. The fulfillment of the Company's payment obligations under this paragraph shall be your sole right to compensation and damages in the event of such termination of employment. The amount of any payment provided for under this paragraph 8 shall not be reduced by any compensation earned by you as a result of employment by another employer after the date of termination.

Mr. Nicolas Dourassoff
March 15, 1998
Page 4


     9.   NONCOMPETITION; CONFIDENTIAL INFORMATION.

          a. You agree that for a period of one year following your termination of employment, regardless of the nature of the termination (the "Restricted Period"), you will not participate, from any state or country in which the Company or its subsidiaries conduct business or has customers, in the management of, consult with, or maintain any interest in (except through mutual funds or as a less than 5% owner of a public company), any organization which offers services or products similar to those offered by the Company or its subsidiaries without the prior written approval of the Board of Directors of the Company.

          b. You agree that during the Restricted Period, you will not solicit or accept any business from any customer of the Company or its subsidiaries or any prospective customer which has been solicited by any of them (provided that the foregoing shall not prohibit you from being employed by a customer).

          c. You agree that during the Restricted Period, you will not solicit, employ or retain as an independent contractor or consultant any of the employees of the Company or its subsidiaries unless and until such persons have been separated from the Companies' employment for six months.

          d. Upon termination of your employment for any reason, you agree not to take or retain any Company property, records, papers, files or other documents (including copies thereof). During your employment and at all times after termination of your employment, you shall not, except in the faithful performance of your duties for the Company, disclose to any person or entity any confidential information of any kind relating to the business, financial or other affairs of the Company or its affiliates without the prior written approval of the Board of Directors of the Company.

Mr. Nicolas Dourassoff
March 15, 1998
Page 5


          You acknowledge that these restrictions are reasonable in scope, are necessary to protect the competitive interests, trade secrets and other proprietary or confidential information of the Company and its subsidiaries, that the benefits provided hereunder are fair compensation for these covenants and that these covenants do not impair your ability to be employed as a managerial level officer or in other areas of your expertise and experience. Specifically, you acknowledge the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company and its subsidiaries and the widespread domestic and international scope of your contacts and responsibilities during your employment.

          In the event that any provision or application of any provision of this Agreement shall be determined to be contrary to governing law or otherwise enforceable, the unenforceable provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be modified by a court in a lawful and enforceable manner that most nearly reflects the intent of the parties, and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to maximum extent permitted by law.

          This provision of this Paragraph 9 shall survive the termination of your employment for any reason.

     10. ARBITRATION, JURISDICTION. Any controversy relating to this Agreement or your employment or termination thereof shall be settled exclusively by arbitration in the city in which the headquarters office of this Company is then located in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction. Notwithstanding the foregoing, the Company shall have the right to apply for specific performance of your obligations in Paragraph 9 to any court having jurisdiction. You agree that the Company may enforce Paragraph 9 in any court in New York and you consent to jurisdiction in that state and agree that service by mail or Federal Express to your home or business address shall be good and sufficient service.

     11. NOTICES. All notices or other communications hereunder shall be in writing and shall be effectively given when mailed by registered mail, return receipt requested,

Mr. Nicolas Dourassoff
March 15, 1998
Page 6


and directed to the party at the address given herein, or to such other address as either party may hereafter designate to the other in writing.

          If to you:

               Mr. Nicholas Dourassoff
               12 Rue du Dr Roux
               92330 Sceaux

          If to the Company:

               Axiohm Transaction Solutions, Inc.
               c/o Gilles Gibier or Patrick Dupuy
               20 rue de Troyon
               92310 Sevres

     12. ENTIRE AGREEMENT. This letter Agreement constitutes the entire agreement between you and the Company relating to your employment and supersedes all previous agreements or understandings either oral or written with respect thereto.

     13. AMENDMENT. The terms and conditions of this Agreement may be amended at any time by the parties, but only by written agreement between you and the Company.

     14. NO WAIVERS. Any failure to act, delay, or waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach of the Agreement by you.

     15. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the state of New York.

                                   Very truly yours,

                                   Axiohm Transaction Solutions, Inc.



                                   By:      /s/ Gilles Gibier
                                       -----------------------------
                                                 Co-Chairman
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Mr. Nicolas Dourassoff
March 15, 1998
Page 7


I understand and agree to the above terms and conditions.


March 15, 1998                          /s/ Nicolas Dourassoff
                                      --------------------------
                                            Nicolas Dourassof